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                                                                    EXHIBIT 10.3


                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (this "Agreement") is executed as of the 17th day of November, 1997 by and between AMERICAN ARCHITECTURAL PRODUCTS CORPORATION, a Delaware corporation ("Company"), and FRANK J. AMEDIA ("Employee").

                                    RECITALS

         A. Company desires to retain Employee as its President and Chief Executive Officer, in accordance with provisions of this Agreement.

         B. Employee desires to act as Company's President and Chief Executive Officer, in accordance with the provisions of this Agreement.

                                   PROVISIONS

         In consideration of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

         1. APPOINTMENT OF PRESIDENT AND CHIEF EXECUTIVE OFFICER. Company hereby employs Employee to serve as its President and Chief Executive Officer. As the President and Chief Executive Officer of Company, Employee shall (a) be responsible for managing the day-to-day operations of Company, (b) be responsible for developing Company's strategic plans, and (c) perform such other services ana duties which are commensurate with Employee's position as President and Chief Executive Officer as may be determined from time to time by Company's Board of Directors.

         2. PERFORMANCE. Employee shall devote his full time and effort to the performance of his duties as an employee of Company and in accordance with the policies and procedures and standards of performance in respect to the services performed by him as are determined by the Board of Directors of Company from time to time while this, Agreement is in force. This Agreement shall rot be construed as preventing Employee from engaging in transactions unrelated to his duties as an employee or from making investments of his assets, so long as they do not conflict ut any manner with his employment as provided in this Agreement.

         3. COMPENSATION. During, the "Term" of this Agreement (as that term is defined in Section 9 of this Agreement), Employee shall receive compensation as follows:

            (a) Base Compensation. For all of the services to be rendered by Employee in any capacity hereunder, Company will pay to employee the sum of Twenty-Nine Thousand One Hundred Sixty-Six and 67/100 Dollars ($29,166.67) per month, payable in accordance with Company's normal payroll practices ("Base Compensation").
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            (b) Annual Bonus. In addition to the Base Compensation, Company will pay to employee a bonus equal to (i) Employee's annual Base Compensation, provided Company's pre;tax profits are equal to ten percent (10%) of consolidated net sales for such fiscal year, (ii) fifty percent (50%) of Employee's annual Base Compensation provided Company's consolidated pre-tax profits are equal to five percent (5%) of consolidated net sales for such fiscal year, (iii) a pro-rated amount equal to fifty to one hundred percent (50-100%) of Employee's Annual Base Compensation, provided Company's consolidated pre-tax profits are equal to between five percent (5%) and ten percent (10%) of consolidated net sales for such fiscal year, or (iv) an amount to be established at the sole discretion of the Board of Directors, provided Company's consolidated pre-tax profits are less than five percent (5%) for such fiscal year (the "Annual Bonus"). The Annual Bonus shall be determined by the Board of Directors within 90 days following the end of each fiscal year and shall be paid to Employee no later an the 120th day following the end of each fiscal year.

            (c) Transaction Bonus. Upon the receipt by Company of the proceeds of that certain Section 144A debt offering (the "Debt Offering") substantially in accordance with the terms and conditions described in the Indicative Term Sheet, dated November 3, 1997, and in the draft Offering Memorandum, dated October 31, 1997, and upon the closing of the Danvid Company acquisition and the Binnings Building Products, Inc. acquisition, Company shall pay Employee a one-time bonus of Two Hundred Fifty Thousand Dollars ($250,000).

            (d) Stock Options. Incentive stock options will be provided to Employee pursuant to the terns of the Incentive Stock Option Plan of Company.

            (e) Country Club Membership. The membership fee and monthly dues for Employee to be a member of the Tippecanoe Country Club located in or near Boardman, Ohio shall be paid by Company. In the event the Tippecanoe Country Club is sold or ceases to operate for any reason, en the country club membership fee and monthly dues for Employee to become a member of a country club substantially similar to Tippecanoe County Club shall be paid by Company.

         4. VACATION. Employee shall be entitled to four (4) weeks paid vacation per year and the weeks of vacation shall not accumulate from year to year.

         5. INSURANCE. During the Term of this Agreement, Employee shall be provided with insurance as follows:

            (a) Health Insurance. Employee will be provided with the same medical and dental coverage provided to all regular employees of Company. Company will pay the cost of such medical and dental coverage for Employee and his immediate family (i.e., spouse and dependent children).


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            (b) Disability Insurance. Company will provide and pay the premiums for a long-term disability policy providing for coverage in the amount of sixty percent (60%) of Employee's current annual Base Compensation.

            (c) Life Insurance. Company shall provide and pay the premiums on a split-dollar life insurance policy on the life of Employee to include a $1,000,000 benefit payable to Employee's beneficiaries upon his death and a $2,000,000 benefit payable to Company on his death, in accordance with the terms of a separate agreement to be provided.

         6. AUTOMOBILE. During the Term of this Agreement, Company will provide to Employee (a) a car allowance in the amount of Seven Hundred Fifty Dollars ($750.00) per month and (b) reimbursement for maintenance and insurance maintained by Employee on the vehicle utilized by Employee for business purposes.

         7. DISCLOSURE OF INFORMATION. During the Term of this Agreement and for a period of two (2) years after the termination of this Agreement, Employee shall not disclose any confidential or proprietary information concerning Company and/or its products, methods of doing business, and the needs of its Customers and employees including, but not limited to, customer lists and records, policy manuals, price lists, business contacts, processes, devices, plans, models, inventions, proprietary technology, supply sources, opportunities for new business, financial and business methods and activities, financial records, trade secrets, business techniques or processes (collectively, the "Confidential Information") to any person, corporation, partnership, sole proprietorship, governmental agency, organization, joint venture, or other entity other an in the performance of his duties under this Agreement in accordance with the provisions of is Agreement, Confidential Information will not include information that is publicly available or becomes publicly known or available through actions which are not attributable, directly or indirectly, to Employee. Should Employee violate is provision of this Agreement, Company shall be entitled to an action for injunctive relief as well as monetary damages, and any payments of compensation remaining to be paid to Employee shall terminate and no longer be required to be paid to Employee

         8. NON-COMPETITION AND NON-SOLICITATION.

            (a) Non-Competition. As an inducement to Company to engage Employee, Employee covenants with Company that during the Term of this Agreement and for a period of two (2) years following the date of termination of is Agreement by Company for cause or by Employee (de "Non-Compare Period"), Employee shall not, individually, or for, on behalf of, or in conjunction with, any other individual company or other entity or person, directly or indirectly, own (in whole or in part), manage, operate, control, be an agent for, participate in, or be connected in any manner with the ownership, management, operation, or control of any corporation, partnership, proprietorship, or other business entity engaged in a business which is the same as, or similar to, or competes with, Company in all countries where Company is conducting or engaging in the building products business at any time during the Non-Compete Period.


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            (b) Non-Solicitation; Non-Interference. During the Term of this
         Agreement and ending three (3) years after the termination of is Agreement by Company for cause or by Employee, Employee shall nor, directly or indirectly:

                (i) Solicit customers, business, patronage, or orders for
            himself or for any person, firm, association, corporation, or other entity engaged in a business that competes with Company's business, or supervise sales agents or representatives in such sales activities;

               (ii) Employ or otherwise associate business with any officer or employee of Company and/or any of its subsidiaries or affiliates; or

               (iii) Induce any of officer, employee, or consultant of, or to,
            Company and/or any of its subsidiaries or affiliates.

            (c) Trade Secrets and Confidential Information. Employee acknowledges that he has had, and during the Term shall continue to have, access to and shall acquire Confidential Information. Employee acknowledges at all of the Confidential Information is solely the property of Company and constitutes trade secrets and confidential information of Company and, upon termination of this Agreement, Employee's knowledge of the Confidential Information shall enable him to compete with Company in a manner likely to cause Company irrevocable harm upon the disclosure of such matters. Employee hereby irrevocably represents, warrants, and covenants that, during the Term of is Agreement and ending two (2) years after the termination of this Agreement by Employee or by Company for cause, he shall (i) not disclose, directly or indirectly, any of the Confidential Information to any individual, firm, corporation, or other entity, (ii) return all of the Confidential Information his possession (without retaining copies of any Confidential Information) to Company within five (5) calendar days after the date his employment with Company is terminated for any reason, and (iii) certify to Company that he has so complied.

         9. TERM. Except in the case of earlier termination as specifically provided for in Section 10 of this Agreement, the term of this Agreement shall begin as of November 17, 1997, and shall continue for a period of three (3) years thereafter, after which the term will continue on an annual basis until one party notifies the other party, in writing, at least sixty (60) days prior to its termination of is Agreement (the "Term"). In the event the Debt Offering is not funded for any reason, this Agreement shall be null and void.

         10. TERMINATION.

             (a) Without Cause. The services of Employee may be terminated at any time, without cause, by Employee or Company, upon Sixty (60) days' advance written notice to the other party. the event Employee terminates this Agreement, the obligations of each party under this Agreement shall cease and shall be null and void upon the effective date of such termination except for the provisions of Sections 7 and 8 of this Agreement which shall continue to be binding upon Employee pursuant to their provisions and


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         except for the obligations to pay Employee any accrued but unpaid Base
         Compensation, bonus (if any), and benefits. In the event Company terminates this Agreement pursuant to the provisions of is Section 10(a), the obligations of each party under this Agreement shall cease and shall be null and void upon the effective date of such lamination except (i) for the provisions of Section 3(a), 5, and 12 of this Agreement which shall continue to be binding upon Company and except for the obligations to pay Employee any accrued but unpaid Base Compensation, bonus (if any), and benefits, and (ii) the provisions of Sections 7 and 8 of this Agreement which shall continue to be binding upon Employee.

            (b) By Company for Cause. Company may terminate Employee, for good cause, at any time during the Term of this Agreement upon giving Employee ten (10) days written notice of its intent to terminate his service. In the event of such termination, Employee shall not be entitled to any benefits, nights, bonuses, or privileges under this Agreement past the day of termination except for payment of any accrued but unpaid Base Compensation, bonus (if any), and benefits. "Good cause" shall be defined as (i) a material breach of this Agreement,
         (ii) the negligence or willful mis-performance or non-performance by Employee of his obligations and/or dudes under is Agreement, or (iii) the commission of fraudulent or criminal acts on the part of Employee which are adverse to de interests of Company.

         11. SUCCESSORS. This Agreement shall not be terminate by the voluntary dissolution of Company or its parent, subsidiary or successor, or merger whereby Company (or such parent, subsidiary or successor corporation) is not the surviving or resulting corporation, or any transfer of substantially all of the assets of Company. the event of any such merger or consolidation or transfer of assets, the provisions of this Agreement shall inure to the benefit of the entity to which assets shall be transferred.

         12. PERSONAL SERVICES. The services of Employee are of a personal nature to Company md may not be assigned or transferred by Employee to any other person, firm, corporation, or other entity without the prior express and written consent of Company which may be arbitrarily withheld.

         13. NOTICES. All notices, demands and other communications to be given or delivered pursuant to this Agreement shall be in writing and shall be deemed to have been given after (a) personal delivery or (b) twenty-four (24) hours from transmission by telecopier or facsimile or (c) three (3) days from deposit the mails registered or certified mail, return receipt requested, and postage prepaid to the party to whom notice is to be give, in any case at the following addresses:

         If to Employee:      Frank J. Amedia
                              496 South Blaircliff Drive
                              Canfield, Ohio 44406


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         If to Company:       American Architectural Products Corporation
                              755 Boardman-Canfield Road, Building G - West Boardman, Ohio 44512
                              Attn:  Jonathan K. Schoenike
                              Facsimile: (330) 965-9915

         with a copy to:      American Commercial Holdings, Inc.
                              812 Huron Road, East, No. 880
                              Cleveland, Ohio  44115-1126
                              Attn: James E. Phillips
                              Facsimile: (216) 687-6740

or such other address as such party may designate from time to time in a notice given thereunder.

         14. GOVERNING LAW. It is agreed that this Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Ohio.

         15. ENTIRE AGREEMENT. This Agreement shall constitute the entire agreement between the parties. Any prior understanding or representation of any kind preceding the date of this Agreement shall not be binding upon either party except to the extent incorporated in this Agreement.

         16. MODIFICATIONS. Any modification of this Agreement or additional obligation assumed by either party in connection with this Agreement shall be binding only if evidenced in writing and signed by each party or an authorized representative of each party.

         17. NO WAIVER. The failure of either party to this Agreement to insist upon the performance of any of the terms and conditions of this Agreement, or the waiver of any breach of any of the terms and conditions of this Agreement, shall not be construed as thereafter waiving any such teens and conditions, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

         18. ATTORNEY FEES. In the event that any action is filed relation to this Agreement, the unsuccessful party in the action shall pay to the successful party, in addition to all the sums that either party may be called on to pay, a reasonable sum for the successful party's attorney's fees.

         19. EFFECT OF PARTIAL INVALIDITY. The invalidity of any portion of this Agreement will not and shall not be deemed to affect the validity of any other provision. In the event that any provision of this Agreement is held to be invalid, the parties agree that the remaining provisions shall be deemed to be in full force and effect as if they had been executed by both parties subsequent to the expungement of the invalid provisions.


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         20. PARAGRAPH HEADINGS. The titles to the paragraphs of this Agreement are solely for the convenience of the parties and shall not be used to explain, modify, simplify, or aid in the interpretation of the provisions of this Agreement

         21. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the heirs, personal representatives, successors, and permitted assigns of the respective parties to this Agreement.

         22. CHANGE IN CONTROL. In the event (a) all or substantially all of the assets of Company are sold, (b) AAP Holdings, Inc. ("AAP") sells shares of common stock of Company such at AAP no longer owns at least thirty-one percent (31%) of the issued and outstanding shares of Company, or (c) Company merges with or into another entity such at AAP does not own at least thirty-one percent (31 %) of de ownership interest of such an entity (collectively, the "Change in Control"), and if Employee notifies Company and AAP in writing on or within ten
(10) days after Employee knows such a Change ut Control has occurred that Employee objects to the Change in Control, then Company shall pay to Employee an amount equal to one times his Base Compensation.

         23. REIMBURSEMENT OF EXPRESS. Upon the submission of invoices paid by Employee to advisors he engaged to assist him in the negotiation and preparation of is Agreement, Company shall reimburse Employee for all reasonable expenses incurred by him in connection therewith up to an aggregate maximum amount of $7,500 in accordance with Company's policies and procedures.

         IN WITNESS WHEREOF, each party to this Agreement has caused it to be executed on the date indicated on Page 1 of this Agreement.


EMPLOYEE:                                   COMPANY:

                                            AMERICAN ARCHITECTURAL PRODUCTS
                                            CORPORATION

/s/ Frank J. Amedia                         By:/s/ George S. Hofmeister
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FRANK J. AMEDIA                                    George S. Hofmeister
                                                   Chairman of the Board


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